Second Quarter 2018 Earnings Release Conference Call
August 1, 2018

Brian Henry – Terex Corporation - Senior Vice President Business Development and Investor Relations
Good morning everyone, and thank you for joining us for today’s second quarter 2018 financial results conference call. Participating on today’s call are John Garrison, President and Chief Executive Officer, and John Sheehan, Senior Vice President and Chief Financial Officer.

Following the prepared remarks, we will conduct a question and answer session. Last evening we released our second quarter 2018 results, a copy of which is available on Terex.com. Today's call is being webcast and is accompanied by a slide presentation, which includes a reconciliation of GAAP to non-GAAP financial measures that we will use during this call, and is also available on our website. All per share amounts in the presentation are on a fully-diluted basis. We will post a replay of this call on the Terex website under Events and Presentations in the Investor Relations section. Let me direct your attention to slide 2, which is our forward-looking statement and description of non-GAAP financial measures. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material. With that, please turn to slide 3 and I'll turn it over to John Garrison.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Good morning everyone, and thank you for joining us and for your interest in Terex. We delivered very strong results in the second quarter. Our global team executed well and continued the trend of improving overall performance. We increased sales and backlog in all three segments, we improved our operating margin in Aerial Work Platforms (AWP), Materials Processing (MP) and Terex overall, and we delivered significant improvement in our second quarter earnings per share. AWP had an excellent quarter. The team continues to execute well and has done a great job increasing production to meet strong broad-based global demand. Consistent with our expectation, Cranes sales and backlog grew in the quarter. We reduced the operating loss compared to last quarter. However, challenges in our supply chain execution continued to impact our results. MP consistently executes very well, recording margin improvement for the seventh consecutive quarter. We also continued to execute our disciplined capital allocation strategy, generating free cash flow of approximately $66 million and repurchasing approximately 3 million shares of Terex stock for $116 million. Overall, a strong quarter that positions us very well going into the second half of the year.

Turning to slide 4, we have entered a period of broad-based growth. Every day our 12,000 team members around the world focus on meeting the growing needs of our customers by implementing our Execute to Win strategy. Overall, the team is doing a great job improving and increasing production in a safe and efficient manner. We are also planning for the future. A key element of Execute to Win is completing annual comprehensive strategy reviews. In the second quarter, the executive leadership team traveled to each segment where we spent two days reviewing detailed, five year plans that covered all aspects of market dynamics, product development, customer service, operations and capital expenditure plans. A key theme in every business was the importance of executing our strategic initiatives and driving innovation.

Turning to slide 5, an element of our strategy is making strategic investments in manufacturing capability. In April, I attended the official ground-breaking ceremony for the new Utilities plant in Watertown, South Dakota. The team is finalizing the plant layout to ensure that we optimize team member safety and productivity. Execute to Win is about dramatically improving our capabilities by investing in people, processes and tools in our three priority areas: Commercial Excellence, Lifecycle Solutions and Strategic Sourcing. We completed the first two Terex Proven Sales Process training sessions in Q2. These were very well received by our sales team. We remain on track to train 50% to 60% of direct sales team members by the end of 2018. Salesforce.com deployment is also progressing on schedule. In June, Boris Schoepplein joined our executive team to lead our Global Parts and Services businesses. Boris spent more than a decade leading the parts and service organization of a major global industrial equipment manufacturer. He spent his first two months visiting our major parts and services operations around the globe. Boris is leading the development of strategic plans to capture the untapped potential we have in parts, services and lifecycle solutions.

Our Strategic Sourcing initiative continues to make progress. We are finalizing supplier award decisions and wrapping up negotiations for our Wave 1 categories. The annualized savings that we expect to achieve based on the supplier award decisions are in line with our original estimates. We are starting to realize savings in the second half of 2018 and these savings will increase throughout 2019 as we execute the supplier transition process. I view the Wave 1 teams as the “path finders” that are helping the organization learn how to execute the Strategic Sourcing process from end-to-end. The subsequent wave teams will learn from their experience and solidify this competency for Terex. In June, we launched Wave 2, starting with a kick-off event in Redmond.

Turning to slide 6, capitalizing on the broad-based growth across our global markets, we now expect 2018 sales to grow by approximately 18%, to about $5.1 billion. This represents an increase of $350 million over our original guidance. Based on our first half performance and outlook for the balance of the year, we are updating our earnings guidance to $2.80 to $3.00 per share. With that, let me turn it over to John.

John Sheehan - Terex Corporation - Senior Vice President and Chief Financial Officer
Thanks, John. I will spend a few minutes reviewing our Q2 financial results before providing more details on our full year guidance. Overall, our financial performance in the second quarter was very strong. AWP increased sales by $158 million, or 27%, compared to last year, driven by growth in North America, Europe and China. AWP leveraged the higher volume to generate a 13.5% operating margin, which was 320 basis points higher than last year, representing an incremental margin of 26%. Bookings were down 13% in the quarter as the market digested the preceding six-month 34% increase in orders. Backlog grew, increasing by $54 million or 11% compared to last year, setting up for a very strong second half. Moving to Cranes, consistent with the guidance we provided during our Q1 earnings call, issues in our mobile crane operations, principally related to the supply chain, led to an operating loss in our Cranes segment. As anticipated, this loss was lower than in Q1 and we expect to see continuing improvement over the second half of the year. MP continues to deliver strong financial performance. Sales grew by 14% to $319 million, driven by global demand for crushing and screening products and material handlers. The MP team increased year-over-year operating profit by 19%, representing a margin expansion of 60 basis points. This was an impressive accomplishment given the headwinds the segment faced from the stronger British Pound and higher material costs. Backlog grew 75% over the prior year, reflecting strong market momentum. MP is positioned to have a strong second half.

Turning to slide 8, consolidated sales were up 19%, or approximately 15% on a constant currency basis. We generated over 40% more operating profit than last year and improved our operating margin by 130 basis points. Net interest expense rose by approximately $3 million year-over-year. Increased borrowing and higher underlying interest rates were partially offset by improved interest rate spreads on our term loan. Other Income was impacted by changes in foreign exchange rates. We recorded a foreign exchange loss of approximately $3 million this quarter, compared to a gain of approximately $3 million last year, a $6 million dollar unfavorable swing. On an adjusted basis, we generated earnings per share of $0.98, almost double last year. This improved earnings per share performance reflects the significant operational and capital structure improvements we continue to make.

Turning to slide 9, every quarter of 2017 we exceeded the key elements of our guidance and subsequently increased full year guidance. That trend continued in Q1 and again in Q2 2018. As John noted, we now expect full year sales of approximately $5.1 billion. The increase is driven by higher sales in every segment. We expect AWP and MP to benefit from improved productivity on the higher volumes, partially offset by input cost headwinds. We continue to address the operational challenges in Cranes. We reduced the operating loss from Q1 to Q2, and expect to continue to improve over the second half of the year. We anticipate a loss in the third quarter in line or slightly better than Q2, before returning to profitability in the fourth quarter. That translates to a full year operating loss of between 1% and 1.5%. We are maintaining our free cash flow guidance of approximately $100 million and increasing our capital expenditure outlook from $80 million to $90 million. Overall for Terex, we expect this strong operational performance to result in 2018 EBITDA of between $410 and $430 million, approximately 45% higher than 2017. The actual results from the first half of the year, combined with the market and operational dynamics we anticipate over the balance of the year, allows us to update our earnings guidance to $2.80 to $3.00 per share. Regarding the new tariffs on certain Chinese imports, we have developed plans to limit their impact and for the purpose of this guidance, we are assuming minimal impact on our 2018 financial performance. From a quarterly perspective, we still expect a normal historical sales pattern with our second half earnings per share to be split approximately evenly between Q3 and Q4.

Turning to slide 10, we continue to deliver on our commitment to follow a disciplined capital allocation strategy. Higher volumes and operational improvements are driving better cash performance. We reduced net working capital as a percent of sales in Q2 to 18%, the lowest in a decade and a significant improvement over the prior year’s 22%. This is the second consecutive quarter carrying less than 20% of sales in net working capital. We also continue to invest in the Transformation priority areas that underpin our long term improvement plans. We repurchased 2.9 million Terex shares for $116 million in Q2, completing the $325 million share repurchase authorization. It’s important to understand the magnitude of the share repurchases we have executed over the past 18 months. So far, we have repurchased approximately 34 million shares or about one-third of our outstanding shares, returning $1.25 billion to shareholders. We reached the mid-point of the $1 to $1.5 billion commitment that we made at our December 2016 Investor Day, well ahead of schedule. Subject to market conditions, we will continue to buy back shares through the recently announced, additional $300 million authorization. Finally, we expect our 2018 ROIC to improve to 16%, an important step toward our 2020 objective of 20%. The Terex team has and will continue to generate shareholder value through the execution of our disciplined capital allocation strategy. With that, I will turn it back to John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Thank you, John. I will review the dynamics in each of our segments starting with AWP. As expected, the global market for aerial work platforms remains strong. The AWP team has done an excellent job significantly increasing production to meet growing demand in every region. Our global operations are managing the challenges of higher production rates, including material and labor continuity. We are seeing the benefits of higher productivity in our incremental margins. Detailed market analysis continues to indicate that we have multiple years of growth ahead of us driven by underlying market growth, replacement demand and increased adoption in Europe and developing markets. Genie innovation was on display recently when the team unveiled a prototype of the Lift Guard Contact Alarm system for scissor lifts. This safety innovation was previewed as part of the OSHA National Safety-Stand Down week in May and also demonstrated at events in the UK and Australia. This is a great example of supporting our customers’ commitment to improving work place safety. In summary for AWP, we have a proven ability to meet the needs of our customers, to scale production according to market demand and we have an experienced and passionate team that executes at a high level. We are excited about the prospects for AWP for the balance of 2018 and beyond.

Turning to Cranes, our Cranes team is making progress. The mobile cranes team is focused on overcoming their material supply challenges. We are improving our materials management capabilities and better aligning production schedules with detailed commitments from our suppliers. We are beginning to see better production rates and improving productivity. The global crane markets are generally stable with growth in certain areas. Currently, oil prices are stimulating modest demand increases in North America and the Middle East. The global market for crawler cranes remains soft. Sales of Demag all terrain cranes, driven by successful new product introductions, continues to improve on a global basis. Our Tower Crane business continues to grow driven by higher demand in Europe, North America and Asia. Finally, our Utilities business continues to perform well in a relatively stable market environment. A critical element of our Cranes improvement plan is to successfully introduce new products. The 3-axel AC-55 is the latest addition to our Demag all terrain line. By rejuvenating the product and brand, and filling gaps in the product portfolio, Demag is re-establishing itself as a leader in the all terrain segment. We have an extensive product development pipeline that is essential for our future success. In summary for Cranes, demand is stable with limited growth in certain products and regions. We have a strong order book and new products that continue to be well received by customers. We still have operational challenges, but we are making progress. We remain committed to achieving our near-term plans and positioning this segment for when market growth accelerates.

Turning to MP, consistent, strong execution defines our MP segment. MP had another excellent quarter and with the growing backlog, the prospects for the balance of the year remain strong. We expect global demand for crushing and screening equipment to continue to grow. Broad-based economic growth, construction activity and aggregate consumption are the primary market drivers. We also expect our material handlers and our broad line of environmental products to grow in improving global markets. In June, I attended Hillhead 2018, the UK’s largest trade show for the quarrying, construction and recycling industries. The MP team did a great job. We are clearly an industry leader showcasing products from our entire line of crushing, screening, washing and conveying equipment, including ten new machines. We also featured our innovative telematics offerings that help customers maximize uptime and help us and our channel partners increase parts and service availability. This year, 20,000 visitors attended the Hillhead show setting a new record for the event, another indication of the strength of the material processing market. I was proud of our MP team. Their passion, experience, and strong execution was evident at Hillhead and in their financial performance. We are looking forward to a strong second half for MP.

To wrap up our prepared remarks, AWP and MP continue to execute very well. We are making progress addressing the operational challenges in Cranes. Our backlog is up in every segment and most of our global markets are strong. We are increasing the mid-point of our full year guidance. We will continue to execute our Transformation program, simplifying the company and building capabilities in our Execute to Win priority areas. Finally, we will continue to follow our disciplined capital allocation strategy and create additional value for our shareholders.

With that, let me turn it back to Brian.

Brian Henry - Terex Corporation – Senior Vice President, Business Development & Investor Relations
Thanks, John. As a reminder, during the question and answer session, we ask you to limit your questions to one and a follow-up to ensure we have time to get to everyone. With that, I’d like to open it up for questions.

4